                                                              Exhibit 11.1

               DOSKOCIL COMPANIES INCORPORATED AND SUBSIDIARIES
                       CALCULATION OF EARNINGS PER SHARE
                   (In thousands, except per share figures)
                                                  Fiscal Year Ended
                                           _____________________________
                                           Dec. 31,    Jan. 1,    Jan. 2,
                                             1994       1994       1993
                                           ________    _______    _______
Income (loss) before extraordinary item
 and cumulative effect of a change in
 accounting principle                      $(13,717)  $  2,407   $(26,834)
Extraordinary loss on early
 extinguishment of debt                      (2,481)      -          -
Cumulative effect of change in
 accounting for post-retirement benefits
 other than pensions                           -       (34,426)      -
                                           ________   ________   ________
Net income (loss)                          $(16,198)  $(32,019)  $(26,834)
                                           ========   ========   ========
Primary earnings per share:
  Weighted average number of
   common shares outstanding                  8,727      7,419      5,790
  Common stock equivalents:
    Dilutive options and warrants               -          -          -
                                              _____      _____      _____
  Weighted average number of common
   and common equivalent shares
   outstanding                                8,727      7,419      5,790
                                              =====      =====      =====
    Income (loss) before
     extraordinary item                      $(1.57)    $ 0.32     $(4.63)
    Extraordinary loss on early
     extinguishment of debt                   (0.28)       -          -
    Cumulative effect of change in
     accounting for post-retirement
     benefits other than pensions               -        (4.64)       -
                                             ______     ______     ______
    Net income (loss) per share              $(1.85)    $(4.32)    $(4.63)
                                             ======     ======     ======
Fully diluted earnings per share:
  Weighted average number of
   common shares outstanding                  8,727      7,419      5,790
  Common stock equivalents:
    Dilutive options and warrants               -          -          -
                                              _____      _____      _____
  Weighted average number of common
   and common equivalent shares
   outstanding                                8,727      7,419      5,790
                                              =====      =====      =====
    Income (loss) before
     extraordinary item                      $(1.57)    $ 0.32     $(4.63)
    Extraordinary loss on early
     extinguishment of debt                   (0.28)       -          -
    Cumulative effect of change in
     accounting for post-retirement
     benefits other than pensions               -        (4.64)       -
                                             ______     ______     ______
    Net income (loss) per share              $(1.85)    $(4.32)    $(4.63)
                                             ======     ======     ======